PRESS RELEASE

Investor Contact: Thomas Castellano, Catalent, Inc. (732) 537-6325 investors@catalent.com

Catalent, Inc. Appoints Donald E. Morel to its Board of Directors
SOMERSET, N.J., November 2, 2015 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics, and consumer health products, today announced that Dr. Donald E. Morel will be added to its Board of Directors, effective the next time the Board convenes, increasing the size of the Board to ten members.
Dr. Morel retired in June 2015 as Chairman of West Pharmaceutical Services, Inc. (“West”), a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products, a position he had held since March 2003. He also served as West’s Chief Executive Officer from April 2002 until April 2015 and as its President from April 2002 until June 2005.
Currently, Dr. Morel serves as Chairman of the Board of Directors of the American Oncologic Hospital of the Fox Chase Cancer Center. He also serves as Chairman of the Board of Trustees of the Franklin Institute and is a Trustee of Lafayette College. Additionally, Dr. Morel has been a Director of Integra Life Sciences Holdings Corporation since August 2013. Prior to that, he served as a Director of Kensey Nash Corporation from 2010 until 2012.
John Chiminski, President and Chief Executive Officer of Catalent, Inc., said, “We are extremely excited to be able to strengthen our Board with yet another pharmaceutical services veteran. Don has a proven track record of executive leadership and strategic vision, having grown West into a universally recognized name in the market. We look forward to his many insightful contributions toward enhancing Catalent’s market leadership.”
“Having seen first hand Catalent’s significant value proposition, I am excited by the opportunity to leverage my years of industry experience, alongside an already impressive Board, to help Catalent capitalize on its many opportunities for growth,” commented Dr. Morel.
Dr. Morel obtained a Master of Science degree and a Ph.D. in Materials Science from Cornell University and a Bachelor of Science degree in Engineering from Lafayette College.
About Catalent, Inc.
Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs more than 8,700 people, including over 1,000 scientists, at 31 facilities across 5 continents and in fiscal 2015 generated more than $1.8 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

More products. Better treatments. Reliably supplied.™
# # #